Exhibit 99.1

Toreador Resources Corporation
9 rue Scribe
75009 Paris France

33 1 47 03 34 24
Fax 33 1 47 03 33 71

NEWS RELEASE

TOREADOR PROVIDES OPERATIONS AND CORPORATE UPDATE

PARIS, July 1, 2009 — Toreador Resources Corporation (“Toreador” or the “Company”) (Nasdaq:TRGL) today provided an operations and corporate update on its activities, under which the following has occurred:

•                  The consolidation and relocation of Toreador’s corporate center functions to its Paris operations office is now complete.

•                  To secure a portion of its cash flows, Toreador has entered into a cashless collar for 600 bbls per day of its approximate 1,000 bbls of oil per day of oil production in France.  The contract term is July through December 2009. The strike price for the put contract is $65 per bbl and the strike price for the call contract is $77 per bbl.

•                  At the outset of 2009, Toreador’s capital budget was reduced to $6.38 million.  This includes the costs of its high-impact well in the western Black Sea, Durusu-1, in which Toreador holds a 25% working interest, will be drilled in partnership with HEMA Energy 33%, Sherritt Oil and Gas Limited 21% and Soeul City Gas 21%.  Durusu-1, a 125 bcf potential prospect, is now scheduled to spud in the coming week after a delayed arrival of the rig.  The Company is also working to expedite the spud of its La Garenne well in France before year-end. Total cost for the La Garenne well is expected to be approximately $2.3 million, of which $0.4 million may be spent in 2009. The well will test a 1.5-7.5 million barrel potential prospect, updip of known, produced oil.

•                  As reported earlier, the Balotaszallaas-E-1 (“Ba-E-1”) well in southern Hungary was drilled in partnership with Delta Hydrocarbons BV whereby Toreador holds a 25% working interest and Delta pays all costs on the well.  The well was drilled to a final total measured depth of 3,620 meters, successfully encountering the target geologic horizon as a 560 meter gross over-pressured gas bearing section.  The well has since been completed and an initial fracture stimulation program has been executed over the two lowermost reservoir intervals in the well. The well was the first in the basin to be fracture stimulated and two techniques were employed to further optimize any future treatments.  The initial cross-linked-gel fracture stimulation of the lower zone was successfully executed, but the results of the short flow back period were inconclusive of the production potential.  A slick-water fracture stimulation was used for the upper zone and resulted in a much larger effective fracture, but the treatment prematurely screened out after only 40% of the proppant was placed.  The mobilization of a temporary skid-mounted test package is underway and an extended testing is planned for July.  Total testing time is expected to be 4 to 6 weeks.

•                  The monetization process of our wholly-owned subsidiary, Toreador Turkey Limited, continues and the Company is working towards completing and announcing a transaction by the end of Q3 2009.

Craig McKenzie, President and CEO of Toreador, said “We are pleased with the progress we continue to make, from operations to cash management to cost control and the ongoing rationalization of the portfolio.  The first half of the year has been one of significant improvement for the Company and we will work aggressively towards a number of operational and financial targets in the second half.  As recently described in our corporate strategy, all of these efforts will properly position us to restructure our balance sheet, pursue appraisal and development of the Paris Basin shale oil and look for suitable acquisition targets.”

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Turkey, and Hungary.  More information about Toreador may be found at the Company’s web site, www.toreador.net.

Forward Looking Statements — Except for the historical information contained herein, the matters set forth in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts.  Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement.  These risks include, but are not limited to, the effectiveness of the Company’s business strategy, the rate or extent of the Company’s growth, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the Company’s ability to complete corporate or asset-based transactions, the timing of any such transactions and the shareholder value resulting from any such transactions, the receipt of regulatory approvals, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.  The historical results achieved by Toreador are not necessarily indicative of its future prospects.  Toreador undertakes no obligation to publicly update or revise any forward looking-statements, whether as a result of new information, future events or otherwise.

# # #

CONTACT:

Shirley Z. Anderson, Corporate Secretary

Toreador Resources Corporation

sanderson@toreador.net, 214-559-3933